Exhibit 99.4

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

news	FOR IMMEDIATE RELEASE

Contacts
	INVESTORS	Thomas A. H. White 423 294 8996
Madhavi Venkatesan 423 294 1630

	MEDIA	Jim Sabourin 423 294 6300

Unum Group Announces Early Redemption

of 7.25% Public Income Notes

CHATTANOOGA, Tenn. (October 31 2007) – Unum Group (NYSE: UNM) today announced that it has sent a notice of redemption to the holders of all $150.0 million principal amount of its outstanding 7.25% Public Income Notes, or PINES, scheduled to mature in 2032. Unum Group became eligible to exercise its right to redeem these notes on June 25, 2007 under the stated terms of the PINES. The redemption date is December 3, 2007, and the redemption price is 100% of the principal amount of the PINES plus accrued and unpaid interest to the redemption date.

Today’s announcement coincides with the Company’s announcement of completion of the securitization of its Closed Block of Individual Income Protection business. It is made in conjunction with the announcement of the Company’s debt tender offer for the repurchase of $400 million of outstanding debt. Copies of these announcements are available on the Company’s website under “Investor Information.”

The redemption of the PINES will be funded with proceeds made available through the securitization.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism, acts of war and catastrophes, including natural and man-made disasters; competitive factors, including pricing pressures; legislative, regulatory, accounting, or tax law changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities; changes in projected new sales and renewals; variations between projections and actual experience in persistency rates, incidence and recovery rates, pricing and underwriting; retained risks in our reinsurance operations; availability and cost of reinsurance; the level and results of litigation, rating agency actions, and regulatory actions and investigations; actual experience in implementing and complying with the multistate market conduct regulatory settlement agreements and the California Department of Insurance settlement agreement; negative media attention; changes in assumptions relating to deferred acquisition costs, value of business acquired, or goodwill; the level of pension benefit costs and funding; investment results, including credit deterioration of investments; the ability of our insurance company subsidiaries to pay dividends or extend credit to us and certain of our intermediate holding company subsidiaries and/or finance subsidiaries; and effectiveness of product support and customer service. For further information of risks and uncertainties that could affect actual results, see our filings with the Securities and Exchange Commission, including information in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequently filed Form 10-Qs. The forward-looking statements in this press release are being made as of the date of this press release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein.

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